Exhibit 99.1


                   Human BioSystems Appoints A New President


Palo Alto, CA - August 30, 2005 - (OTCBB:HBSC)-Human Biosystems announces today the appointment of Dr. David Winter its new President. Harry Masuda, who has held the positions of President and CEO since the Company's inception, will continue as its CEO.

"I am very pleased to welcome Dr. Winter to HBS," said Harry Masuda. "His experience and knowledge in both the science and the operations side of managing medical technology companies will greatly benefit HBS, especially at this stage of our history," continued Mr. Masuda. He went on to say, "Dr. Winter, who served on our Advisory Board, will now play a more active role in directing HBS as President, by guiding us through the regulatory process including FDA trials when required, and leading HBS through negotiations with potential alliance partners.

Dr. Winter has over 20 years experience in the pharmaceutical industry. He held the positions of President and COO of GenPharm International, SangStat Medical Corp., President and CEO of Human Organ Sciences and most recently with TriMed research, Inc., as its CEO.

Dr. Winter is an experienced physician with a strong background in managing the clinical development and approval process. He served as President of the Sandoz Research Institute and as Vice President of Clinical Research and Development for Sandoz Pharmaceuticals. He led the development, registration and approval of cyclosporin as well as six other major compounds.

Prior to his industrial experience, Dr. Winter was the NASA Director of Life Sciences. In this position, he directed all the medical, biological, and biomedical-engineering activities for the US space program. He received his MD from Washington University School of Medicine in St. Louis.

"I am very excited to be part of Human BioSystems and to be in a position to help shape the future of the Company," said Dr. David Winter.

HBS is headquartered in Palo Alto, California with research facilities in Michigan.

For further information about this release and the Company, contact Harry Masuda, President, Human BioSystems, # 650-323-0943, hmasuda@ humanbiosystems.com and/or contact Rich Kaiser, Investor Relations, YES INTERNATIONAL, 800-631-8127, yes@yesinternational.com.

Certain statements contained herein are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, results from ongoing research and development as well as clinical studies, failure to obtain regulatory approval for the Company's products, if required, failure to develop a product based on the Company's technology, failure of any such products to compete effectively with existing products, the ability of the Company to fund marketing and sales efforts that may be required to effectively sell its products .and other factors discussed in filings made by the Company with the Securities and Exchange Commission